Exhibit 3.263

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•                  First:  The name of the limited liability company is ValueLink, LLC.

•                  Second:  The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808.  The name of the Registered Agent at such address is Corporation Service Company.

In Witness Whereof, the undersigned have executed this Certificate of Formation of ValueLink, LLC this 17th day of June, 2003.

BY:	/s/ Stanley J. Andersen
Authorized Person(s)

NAME:	Stanley J. Andersen
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